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AMERITRADE HOLDING CORPORATION

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Filed by Ameritrade Holding Corporation
Pursuant to Rule 14a-12 under the
Securities Exchange Act of 1934
Subject Company: Ameritrade Holding Corporation
Commission File No.: 000-49992
This filing consists of a communication by Ameritrade Holding Corporation to its advisor clients on November 28, 2005.

Subject: Ameritrade Advisor Services eNews, November 2005
A Message from Jim Wangsness
Senior Vice President
Ameritrade Advisor Services
November’s eNews includes important updates on the proposed acquisition of TD Waterhouse and information that was shared with clients at PowerSource’05 and the associated Town Hall. If at all possible, we strongly encourage participation in either one of two upcoming webinars listed below so that your voice may be heard and your questions answered.
PowerSource’05
From October 24-26, over 400 attendees participated at PowerSource’05, our annual RIA strategy conference. We thank our RIA clients who made the trip to Washington, DC to be with us.
Town Hall at PowerSource’05:
An important part of PowerSource’05 was the live three-hour Town Hall event before conference kickoff. In attendance were senior members of Ameritrade Advisor Services and also two senior representatives of TD Waterhouse Institutional — Tom Nally, SVP (Client Services & Operations) and Brian Stimpfl, SVP (Business Solutions).
The agenda for the Town Hall was split into four sections as follows:
•	Strategic overview of the proposed deal and key dates

•	Proposed Client Services migration from Omaha to San Diego and Fort Worth

•	Update on Ameritrade Connection and proposed technology plans including Veo (TD Waterhouse Institutional technology platform)

•	Products and Services choices in the proposed new organization
The Town Hall also afforded us an opportunity to listen to key advisor feedback that extended throughout PowerSource’05. Tom Bradley, President of TD Waterhouse Institutional participated in the entire PowerSource’05 event specifically for this purpose.
Chronologically, there are three key dates for the acquisition of TD Waterhouse:
1.	Acquisition Close (estimated early calendar 2006) —date the TD Ameritrade deal closes.

2.	Broker Conversion (estimated to be +2 months from the acquisition close) —date on which TD Ameritrade’s new brand will be available including all the branch offices; and

3.	Clearing Conversion (estimated to be 10-12 months from the acquisition close) —date on which the new institutional front-end platform will be linked to one enhanced and consolidated back-end processing system.
Organizationally, Tom Bradley has been named to head the combined TD Ameritrade Institutional organization as its Executive VP. Derek Bruton, SVP — Sales of TDW Institutional has been named the National Sales Manager. Other key senior management positions will be announced during the upcoming webinars. As announced at PowerSource’05, I will be leaving the firm at the close of the TD Ameritrade deal. In the interim, I am integrally involved in the transition process and will lead Ameritrade Advisor Services until this date. Note that TD Waterhouse Institutional and Ameritrade Advisor Services continue to be separate and distinct competitors until the acquisition Close.
TD Ameritrade Transition Webinars — November 29th and November 30th
Since the majority of our RIA clients could not come to Washington, DC for PowerSource’05 we will be hosting two “live chat” webinars regarding key decisions, upcoming transitional issues, and to continue to seek advisor feedback in the process. The dates are Tuesday, November 29th at 5:00 pm EST and Wednesday, November 30th at 12 noon EST. We expect these to run 60-90 minutes each. Since both webinars cover the same topic matter, you only need to attend one. For those unable to make either event, they will be stored on our www.ameritradeinstitutional.com website a week after broadcast. Key participants from Ameritrade Advisor Services include:
•	Jim Wangsness, SVP — Business Head of Ameritrade Advisor Services

•	Judy Moore, Director — Client Services

•	Earl McAlear, Director — Advisor Technology

•	Neil Curran, Senior Director & National Sales Manager

•	Key transitional Account Management staff including:
•	Christian Graham (West Coast),

•	Chris Engelbert (Midwest) and

•	Scott Fangman (East Coast)
Ameritrade Connection Update
On November 8th, the next phase of the enhanced functionality of the Ameritrade Connection platform was released. To summarize, its functionality is to assist RIAs with Block Trading and Reviewing Client Account information. The latest release included:
•	A new comprehensive view of your clients’ account data including:
•	A single page to review Balances & Positions

•	A single page to review Transaction History along with Confirms & Statements

•	A single page to review the Account’s Profile as well as to change Contact Information (e.g., email, mailing addresses, and phone numbers)
•	Block Trade Order entry enhancements including:
•	A Segregated Order Management View

•	Improved Pre-Allocation and Post-Allocation input process
A webinar to showcase this new functionality was held on Tuesday, November 22nd. An archive copy will be posted shortly to www.ameritradeinstitutional.com for viewing. If you have any specific questions, please contact Earl McAlear at 443-539-2282 or emcalear@ameritrade.com.

Upcoming Ameritrade Advisor Services December 2005 Events
During December we will be hosting the following events:
•	December 8 —Tampa Grand Hyatt from 12 noon to 3 pm EST (includes lunch). Florida Regional event covering Amerivest*, a new tactical asset allocation ETF fund (Wayne Hummer) and Global/Domestic investing highlights (American Funds).
Before investing in any investment company, be sure to carefully consider the investment objectives, risks, charges and expenses involved. A prospectus contains this and other important information. Please contact the fund or an Ameritrade Advisor Services representative at 866-268-3247 for a copy. Please read the prospectus carefully before investing.
•	December 14 — “Demystifying Hedge Funds, Fund of Funds & Managed Futures” with Man Investments. This is a practical webinar session on adding alternative investments with minimums as low as $25,000 as part of your overall asset allocation client strategies. Products discussed include the Glenwood Lexington funds and the AHL managed futures offerings. Man Investments is a leading provider of hedge fund products in the world with $44 billion AUM.
Vendor Discount & Alliance Program Recap
A key finding from PowerSource’05 was that many of our RIA clients were still not aware of the assortment of business partners who offer 10-20% or more discounts as part of our Vendor Discount & Alliance Program. Since being introduced two years ago, over 80 vendors have been added. From planning software (e.g., Morningstar), to portfolio accounting tools (e.g., Investigo), to compliance offerings, and more this program includes vendors most requested by our RIA clients. Any Ameritrade Advisor Services RIA client can take advantage of the program’s benefits at no charge. Please contact Mary Nocita at 402-596-8516 or mnocita@ameritrade.com for more details or visit www.ameritradeinstitutional.com.
In closing, I want to personally thank each and every RIA client for your support and patronage of Ameritrade Advisor Services the past 3 years. We’ve grown to serve over 1,500 independent RIAs, custodying in excess of $5 billion. Your passion for serving your client’s needs was inspirational and it has been an honor and privilege to have worked with you. I wish you the best for the holiday season and for 2006.
Ameritrade Advisor Services understands the importance of protecting your privacy. If you do not wish to receive news about new and valuable services in the future, please reply to this e-mail with the word “unsubscribe” in the subject line.
* Amerivest is an online investment advisory service of Amerivest Investment Management, LLC, an SEC registered investment advisor, available to RIAs on a sub-advisory basis. Brokerage services provided by Ameritrade, Inc. Ameritrade, Inc. and Amerivest Investment Management, LLC are both wholly owned subsidiaries of Ameritrade Holding Corporation.
Ameritrade, Inc. and all other third parties listed are separate and unaffiliated, and are not responsible for each other’s services or policies.
Additional Information and Where to Find It
In connection with the proposed acquisition of TD Waterhouse Group, Inc., Ameritrade filed a revised preliminary proxy statement concerning the transaction with the Securities and Exchange

Commission (“SEC”) with a filing date of November 23, 2005. Ameritrade will also file a definitive proxy statement and relevant documents with the SEC in connection with the proposed transaction. SECURITY HOLDERS OF AMERITRADE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the definitive proxy statement and other documents when they become available by contacting Investor Relations at www.amtd.com, or by mail at Ameritrade Investor Relations, 4211 S. 102 Street, Omaha, NE 68127, or by Telephone: 800-237-8692. In addition, documents filed with the SEC by Ameritrade are available free of charge at the SEC’s web site at www.sec.gov.
Ameritrade Holding Corporation, The Toronto-Dominion Bank, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Ameritrade in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction is included in the preliminary proxy statement of Ameritrade described above. This document is available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Ameritrade as described above. Information regarding The Toronto-Dominion Bank’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2004, which was filed with the SEC on December 13, 2004, and in its notice of annual meeting and proxy circular for its 2005 annual meeting, which was filed with the SEC on February 17, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov.
Ameritrade Advisor Services, Division of Ameritrade, Inc., member NASD/SIPC. Ameritrade Advisor Services, Ameritrade Connection and Ameritrade Advisor Services logo are trademarks of Ameritrade IP Company, Inc. © 2005 Ameritrade IP Company, Inc. All rights reserved. Used with permission.
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AAS xxxx E-M 11/05